Exhibit 10.16

SECOND AMENDMENT TO THE

INGRAM MICRO INC.

SUPPLEMENTAL INVESTMENT SAVINGS PLAN

The Ingram Micro Inc. Supplemental Investment Savings Plan, which was restated as of December 31, 2008, is hereby amended in the following manner in accordance with the amendment procedures set forth in Section 10.1 of the Plan. This Amendment is effective as of the date specified below.

Effective with respect to Compensation paid, and deferrals and Matching Contributions made, on or after February 4, 2011, the Adoption Agreement (as previously modified in the First Amendment to this Plan) is amended by revising the Attachment to Section 5.01(a) to read as follows:

“Matching Contributions will be credited to eligible Participants each pay period based on a formula equal to the excess of the amount determined in (a) below, less the amount determined in (b) below:

(a) An amount equal to the lesser of (i) $0.50 for each $1.00 of the eligible Participant’s Compensation subject to deferral under the Plan for such pay period, and (ii) 2.50% of the eligible Participant’s Compensation for such pay period.

(b) The amount of Matching Contributions (as defined in the Ingram Micro 401(k) Investment Savings Plan) made on behalf of the Participant under the Ingram Micro 401(k) Investment Savings Plan for such pay period.

For purposes of calculating Matching Contributions under section 5.01 of the Adoption Agreement only, a Participant’s Compensation shall be the definition as set forth in Section 3.01(b) of the Adoption Agreement, but excluding the Annual Incentive Bonus, and the voluntary or involuntary cash-out payments made under the employer’s Paid Time Off Policy.”

IN WITNESS WHEREOF, this Second Amendment is executed on the date set forth below.

INGRAM MICRO INC.

By:	Robyn Tingley

Title:	Vice President, Human Resources, Americas

Date:	December 15, 2011